Pricing Supplement No. 169 Dated March 18, 1998
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)                                  Rule 424(b)(3)
                                                     Registration Statement
                                                        No. 33-64237



                                U.S.$5,000,000,000

                             FORD MOTOR CREDIT COMPANY

                         Medium-Term Notes Due from 9 Months
                           to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $455,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Salomon Brothers Inc severally have agreed to purchase, respectively, $90,000,000, $150,000,000, $125,000,000 and
$90,000,000 aggregate principal amount of the Notes at a price of 99.872% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.

Issue Date:                    March 24, 1998.

Principal Amount:              $455,000,000.

Interest Rate Basis:           LIBOR having an Index Maturity of three months
                               plus 12 basis points except that the
                               Index Maturity for the initial Interest Period is one month.

Interest Reset Dates:          Quarterly on the 15th day of the months of
                               January, April, July and October.

Interest Payment Dates:        Quarterly on the 15 day of the months of
                               January, April, July and October commencing
                               April 15, 1998.

Stated Maturity:               October 15, 2001.

Reference Agent:               The Chase Manhattan Bank.



              GOLDMAN, SACHS & CO.               LEHMAN BROTHERS

               MERRILL LYNCH & CO.                SALOMON SMITH BARNEY